Exhibit 99.1

Inari Medical Reports First Quarter 2024 Financial Results

IRVINE, CALIFORNIA – April 30, 2024 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its first quarter ended March 31, 2024.

First Quarter Financial and Recent Business Highlights
•Generated revenue of $143.2 million in Q1 of 2024, up 23.3% over the same quarter last year.
•GAAP operating loss was $17.2 million in Q1 of 2024, compared to a $5.3 million operating loss in the same quarter of last year.
•Non-GAAP operating loss was $5.6 million in Q1 of 2024, compared to a $5.3 million non-GAAP operating loss in the same quarter of last year.

“Our strong first quarter performance reflected crisp execution across our three growth pillars, as we continued to drive adoption of our highly differentiated, purpose-built toolkits across large, attractive markets,” said Drew Hykes, CEO of Inari Medical. “We also continued to grow our powerful commercial engine and invest in high quality, market impacting clinical data, including our PEERLESS study, which remains on track for presentation in the second half of 2024. Lastly, we continue to deliver a premium financial profile, characterized by best-in-class gross margin and operating expense leverage, excluding deal-related costs. Taken together, these efforts reflect our unwavering commitment to our mission and addressing unmet patient needs.”

First Quarter 2024 Financial Results
Revenue was $143.2 million for the first quarter of 2024, up 23.3% compared to $116.2 million for the first quarter of 2023. The increase over the prior year quarter was driven primarily by increased adoption of our procedures, new products, and global commercial expansion.

Gross profit was $124.3 million for the first quarter of 2024, compared to $102.4 million for the first quarter of 2023. Gross margin was 86.8% for the first quarter of 2024, compared to 88.2% for the for the first quarter of 2023. The year-over-year change was due increasing internationalization of the business, ramp up costs associated with new products, and product mix.

Operating expenses for the first quarter of 2024 were $141.5 million, compared to $107.8 million for the first quarter of 2023. The increase was mainly driven by personnel-related expenses, including commissions and stock-based compensation associated with increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations; change in fair value of the contingent consideration liability; professional fees; and amortization expense related to an intangible asset acquired in the LimFlow acquisition.

GAAP operating loss was $17.2 million in the first quarter of 2024, compared with a $5.3 million GAAP operating loss for the first quarter of 2023.

Non-GAAP operating loss was $5.6 million in the first quarter of 2024. The following items were excluded from the non-GAAP operating loss: change in fair value of contingent consideration liability of $6.3 million, acquisition-related costs of $2.8 million, and acquired intangible asset amortization of $2.5 million. There were no non-GAAP adjustments related to the company’s operating loss for the first quarter of 2023.

Net loss was $24.2 million for the first quarter of 2024 and net loss per share was $0.42 on a weighted-average basic and diluted share count of 57.9 million, compared to a net loss of $2.2 million and a net loss per share of $0.04 on a weighted-average basic and diluted share count of 54.8 million, in the same period of the prior year.

Full Year 2024 Revenue Guidance and Operating Income Outlook
•Inari expects full year 2024 revenue of $592.5 million to $602.5 million, reflecting growth of approximately 20% to 22% over 2023, and a raise versus the prior 2024 revenue guidance of $580 million to $595 million.
•The company expects to reach sustained operating profitability in the first half of 2025.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the first quarter 2024 financial results after market close on April 30, 2024 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar and presentation may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

Use of Non-GAAP Financial Measures
This press release contains references to non-GAAP operating income (loss), which is considered a non-GAAP financial measure. This means that non-GAAP operating income (loss) is determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). As used by Inari, non-GAAP operating income (loss) excludes from GAAP operating income (loss) the following items: amortization of acquired intangible assets, acquisition-related costs and fair value adjustment to our contingent consideration liability. We present the non-GAAP operating income (loss) to exclude these charges because we believe these charges are significantly impacted by the timing and valuation of acquisitions, such as our LimFlow acquisition completed in the fourth quarter of 2023. Our management believes the presentation of non-GAAP operating income (loss) is useful because it provides meaningful comparisons to prior periods and provides visibility to our underlying operating performance and an additional means to evaluate the cost and expense trends excluding the impact of these acquisition-related items, which are not related to our core business operations.

Our definition of non-GAAP operating income (loss) may differ from similarly titled measures used by others. Non-GAAP operating income (loss) should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. We encourage investors to review the reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss), which has been provided in the financial statement tables included in this press release.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underserved health needs. In addition to our purpose-built solutions, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and four other targeted disease states. We are just getting started. Learn more at www.inarimedical.com and connect with us on LinkedIn, X (Twitter), and Instagram.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include expectations regarding Inari’s core business, its ability to integrate LimFlow, expectations regarding future growth, Inari's ability to meet customers' needs, and timing for achieving sustained operating profitability, and are based on Inari’s current expectations, forecasts, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2023, and in Inari’s other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
John Hsu, CFA
VP, Investor Relations
949-658-3889
IR@inarimedical.com

INARI MEDICAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$143,194	$116,167
Cost of goods sold	18,893	13,741
Gross profit	124,301	102,426
Operating expenses
Research and development	26,880	22,064
Selling, general and administrative	103,055	85,700
Change in fair value of contingent consideration	6,303	—
Amortization of intangible asset	2,461	—
Acquisition-related expenses	2,779	—
Total operating expenses	141,478	107,764
Loss from operations	(17,177)	(5,338)
Other income (expense)
Interest income	1,191	4,145
Interest expense	(78)	(40)
Other (expense) income	(23)	39
Total other income	1,090	4,144
Loss before income taxes	(16,087)	(1,194)
Provision for income taxes	8,115	1,024
Net loss	$(24,202)	$(2,218)
Other comprehensive income (loss)
Foreign currency translation adjustments	(7,359)	9
Unrealized loss on available-for-sale debt securities	(4)	(865)
Total other comprehensive loss	(7,363)	(856)
Comprehensive loss	$(31,565)	$(3,074)
Net loss per share
Basic	$(0.42)	$(0.04)
Diluted	$(0.42)	$(0.04)
Weighted average common shares used to compute net loss per share
Basic	57,938,115	54,756,024
Diluted	57,938,115	54,756,024

INARI MEDICAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data and par value)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$66,707	$38,597
Restricted cash	500	611
Short-term investments in debt securities	34,595	76,855
Accounts receivable, net	78,621	70,119
Inventories, net	44,650	42,900
Prepaid expenses and other current assets	8,240	6,481
Total current assets	233,313	235,563
Property and equipment, net	20,761	20,929
Operating lease right-of-use assets	47,610	48,407
Goodwill	209,642	214,335
Intangible assets	145,774	150,884
Deposits and other assets	4,676	4,117
Total assets	$661,776	$674,235
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$12,026	$10,577
Payroll-related accruals	38,748	48,706
Accrued expenses and other current liabilities	33,544	15,364
Operating lease liabilities, current portion	1,719	1,692
Total current liabilities	86,037	76,339
Operating lease liabilities, noncurrent portion	29,773	30,355
Deferred tax liability	35,395	36,231
Other long-term liability	63,341	66,400
Total liabilities	$214,546	$209,325
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of March 31, 2024, and December 31, 2023; 58,001,145 and 57,762,414 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	58	58
Additional paid in capital	518,338	504,453
Accumulated other comprehensive income	1,522	8,885
Accumulated deficit	(72,688)	(48,486)
Total stockholders' equity	447,230	464,910
Total liabilities and stockholders' equity	$661,776	$674,235

INARI MEDICAL, INC.
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss
(in thousands)
(Unaudited)

Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss:

	Three Months Ended March 31,
	2024	2023
GAAP Operating loss	$(17,177)	$(5,338)
Non-GAAP Adjustments:
Change in fair value of contingent consideration	6,303	—
Amortization of acquired intangible asset	2,461	—
Acquisition-related expenses (a)	2,779	—
Non-GAAP Operating loss	$(5,634)	$(5,338)
________________
(a) The acquisition-related expenses primarily include integration and retention related expenses.

Revenue Disaggregation
The following table presents the amount of revenue in VTE and Emerging Therapies recognized for the periods presented (in thousands, unaudited):

	Three Months Ended March 31,
	2024	2023	% Growth
VTE	$137,193	$114,058	20.3%
Emerging Therapies	6,001	2,109	184.5%
Total Revenue	$143,194	$116,167	23.3%